Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-221677, 333-227071, 333-229122, 333-237361, 333-254636, 333-263762, 333-270757, 333-270758 and 333-277892) on Form S-8 and the Registration Statement (No. 333-277886) on Form S-3 of scPharmaceuticals Inc. of our report dated March 19, 2025, relating to the consolidated financial statements of scPharmaceuticals Inc. and its subsidiary, appearing in this Annual Report on Form 10-K of scPharmaceuticals Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Boston, Massachusetts

March 19, 2025